Filed Pursuant to Rule 433

Registration Statement No. 333-176157-01

Relating to Preliminary Prospectus Supplement dated April 2, 2013 and

Prospectus dated August 9, 2011

Boston Properties Limited Partnership

$500,000,000 3.125% Senior Notes due 2023

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Size:	$500,000,000

Maturity:	September 1, 2023

Coupon (Interest Rate):	3.125%

Benchmark Treasury:	2.00% due February 15, 2023

Benchmark Treasury Price / Yield:	101-06+; 1.866%

Spread to Benchmark Treasury:	1.330% (T + 133 basis points)

Yield to Maturity:	3.196%

Expected Ratings* (Moody’s / Standard & Poor’s / Fitch Ratings):	Baa2 (stable) / A- (stable) / BBB (stable)

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2013

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before 90 days prior to September 1, 2023 based on U.S. Treasury plus 20 basis points, or at par thereafter

Initial Price to Public:	99.379%

Settlement Date:	T+7; April 11, 2013

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112R AV6 / US10112RAV69

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC BNY Mellon Capital Markets, LLC SunTrust Robinson Humphrey, Inc.

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC PNC Capital Markets LLC RBS Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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